Exhibit 21.1
INTEL CORPORATION
SUBSIDIARIES (All 100% Owned)1

Subsidiaries of the Registrant	State or Other Jurisdiction of Incorporation
Intel Electronics Finance Limited	Cayman Islands
Intel International, Inc.	California, U.S.
Intel Commodities Limited	Cayman Islands
Intel Phils. Holding LLC	California, U.S.
Intel European Finance Corporation	Cayman Islands
Intel Capital Corporation	Delaware, U.S.
McAfee Suomi Funding LLC	Delaware, U.S.
Intel Overseas Funding Corporation	Cayman Islands
Mission College Investments Ltd.	Cayman Islands
Cyclops Holdings, LLC	Delaware, U.S.
Intel Americas, Inc.	Delaware, U.S.
Intel Technology (US), LLC	California, U.S.
Altera Corporation	Delaware, U.S.
Intel International Finance CVBA	Belgium
Intel Deutschland GmbH	Germany
Intel Benelux B.V.	Netherlands
Intel Holdings B.V.	Netherlands
Altera International, Inc.	Cayman Islands
Intel Finance B.V.	Netherlands
Intel Corporation (UK) Ltd.	United Kingdom
Intel Technologies, Inc.	Delaware, U.S.
Intel Ireland Limited	Cayman Islands
Intel Electronics Ltd.	Israel
Mobileye Vision Technologies Ltd.	Israel
Intel Tools and Equipment Ltd.	Israel
Intel Semi Conductors Ltd.	Israel
Intel Semiconductor (Dalian) Ltd.	China
Intel Malaysia Sdn. Berhad	Malaysia
Intel Technology Sdn. Berhad	Malaysia
Intel Semiconductor (US) LLC	Delaware, U.S.
Intel Asia Holding Limited	Hong Kong
Intel China Ltd.	China
Intel China Finance Holding (HK) Limited	Hong Kong
Intel China Finance I (HK) Limited	Hong Kong

[1]	As of December 30, 2017.